EXHIBIT 10.1

Summary of Hudson Highland Group, Inc. 2006 Incentive Compensation Program

The following is a summary of the material terms of the Hudson Highland Group, Inc. (the “Company”) 2006 Incentive Compensation Program:

•	The Compensation Committee of the Board of Directors of the Company annually sets bonus performance targets to reflect the growth in the Company’s earnings before income tax, (“EBIT”) year over year. This growth is measured in both dollars of EBIT and EBIT as a percentage of revenue. EBIT is calculated net of bonuses payable under the program.

•	The target bonus payable to the Company’s Chief Executive Officer will be paid upon the achievement of EBIT performance targets. Bonus for achievement in excess of the targets will be paid equal to 5% of EBIT earned above the target.

•	The bonuses payable to the Company’s business unit heads will be paid upon the achievement of EBIT performance targets for their respective business areas (80%) and the Company (20%). Bonuses for achievement in excess of the target will be paid equal to 2% of their respective business unit’s EBIT. There will not be a cap on the amount of the bonuses payable to the heads of the Company’s business units or to the Chief Executive Officer.

•	The bonuses payable to the executive officers of the Company (other than the Chief Executive Officer) will be paid based on the achievement of EBIT performance targets for the Company. The bonus payable to individual executive officers of the Company (other than the Chief Executive Officer) will be capped at 200% of such executive officer’s respective base salary.

•	50% of the targeted bonus for each participant will be paid if threshold levels of the EBIT performance targets are achieved.